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                                                                    Exhibit 10.4

                                CONTRACT BETWEEN

                                 COLOSPACE, INC.

                                       AND

                            SOUNDBITE COMMUNICATIONS

                                       FOR
                               COLOCATION SERVICE

                                  2 WALL STREET
                              MANCHESTER, NH 03101

                                  JUNE 30, 2004

ColoSpace, Inc.

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                          COLOCATION SERVICE AGREEMENT
                                     BETWEEN
                                 COLOSPACE, INC.
                                       AND
                            SOUNDBITE COMMUNICATIONS

This Agreement dated July __________, 2004, between ColoSpace, Inc. (ColoSpace) of 432 Beechwood Street, Post Office Box 38, Cohasset, MA 02025-0038 and Soundbite Communications of ____________________________________________________
concerns the provision of professional and technical services. References to "provider" within this document refer to ColoSpace; references to "client" within this document refer to Soundbite Communications.

The parties agree to the following:

TERMS AND CONDITIONS

The following terms and conditions govern ColoSpace's provision of Colocation Services to the client.

1. If the services are, or become subject to, a Tariff filed with the Federal Communications Commission or any other regulatory institution ('Tariff'), the terms and conditions of such Tariff, including rates, shall govern the Client's use of the services.

2. Without ColoSpace's approval, which will not be unreasonably withheld, all rights of the Client's account are not transferable and are subject to the limitations set by ColoSpace, provided those limitations are reasonable and are provided in advance to the Client.

3. Client agrees to indemnify ColoSpace against all liability for use of Client's account, except for any acts of Negligence or willful misconduct by a ColoSpace employee.

4. Client will pay any monthly fees, extra time charges, and other charges incurred by the client or its designated users at the rates in effect for the billing period in which those charges are incurred. Client shall pay all applicable sales and use taxes relating to its use of the ColoSpace's system.

5. Except for the provisions in Attachment B titled Service Level Agreement, Client expressly agrees that use of the service, which includes the contents hereof, and any storage or use of information, is at the Client's sole risk. Neither ColoSpace nor any of its employees warrant that the service will be uninterrupted or error free; the service is provided on an 'as is' basis without warranties of any kind, either expressed or implied. Neither ColoSpace nor anyone else involved in creating, producing, and delivering the service shall be liable for any direct, indirect, incidental, or consequential damages arising out of use of the service or inability to use the service or out of any breach of any warranty. The provisions of this paragraph will survive any termination of this agreement.


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6.   Client will not assign nor in any manner transfer its interests in this
     Agreement without the prior written consent of the other party, except to a subsidiary or successor corporation.

7. No publicity or press release will be released by either party in connection with the Agreement without prior written approval of the other party.

8. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the Federal Communications Commission.

9. The contract term for this Agreement is 12 months from the date of signing. After the initial Twelve (12) month term period this pricing will remain the same and will go into a month to month agreement. All charges will remain the same in the Month to Month period as in the 12 Month Term period and the same terms and conditions will apply unless either party notifies the other in writing at least 30 days prior to the desired cancellation date.

10. Client will carry insurance on client-owned equipment located on ColoSpace premises for the replacement value of such equipment.

11. Recurring charges will be billed on a monthly basis five (5) days prior to the month of service to be provided, with net 15-day payment terms. One time charges first month and last month charges are due upon execution of this contract and prior to moving into the data center

12. Services Outline: ColoSpace will provide the following services, at its Colocation Facility, located at

          _____ 61 Hancock Street, North Quincy, MA 02171

          _____ 1050 Hingham Street, Rockland, MA 02370

          _____ 70 Inner Belt Road, Somerville, MA 02143

            X   2 Wall Street, Manchester, NH 03101

     A.   _____ One quarter of a equipment cabinet (space is 10 U's)

          _____ One half a secure cabinet (space is 20 U's)

          _____ One full standard equipment secure cabinet (space is 40 U's)

            70  Square Feet of Data Center Space

     B. Minimum of 1 Mbps committed information rate (CIR) on a shared 100 Mbps Internet feed. Client is responsible for bandwidth charges over 1 Mbps per month at a rate of $600.00 per Mbps in 1 Mbps increments. Bandwidth usage is calculated by peak usage at the 95th percentile.

     C. Provide 24x7 access, electric power, network connections und monitoring

     D.   Provide Secondary DNS service for client's domains

13. Client agrees that ColoSpace shall not be held liable for any loss or damages incurred due to downtime of the above referenced Internet service being provided by Verizon, MFS Datanet, MCI, Conversent Networks, C2C Fiber, NEON Communications and InterNAP.

14. ColoSpace is not responsible for any dial-up or other TELCO services ordered by Client. Client will obtain, procure, and otherwise contract for these services on its own and separate from this contract.

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15.  Consulting services provided by ColoSpace and associated with this contract will be billed at a flat hourly rate of $150.00 per hour and in 1/2 hour increments. Such services will only be provided if a written letter of request or signed purchase order is received by ColoSpace from Client. Charges will not be assessed against time which is comprised of repair or correction of interruption of services outlined in this contract and it's attachments.

16. The monthly Colocation fee minimum base rate is $3,100.00 per month, as outlined in Attachment C. Monthly Colocation fees are payable in advance, as long as this agreement is in effect. If payment is not received by the 15th day of the month, ColoSpace reserves the right to suspend service. Payment can be made via check or credit card (Attachment A)

17. To activate service a deposit of the first and last month (security deposit) colocation fees are due, along with any one-time set-up fees described in Attachment C. This fee also covers IP addresses, switch set-up, domain transfer, and testing/technical services, electrical connections and (1) security access badge, additional badges or replacement badges are $100.00 each.

     Total amount due to a activate the service is $7,950.00

     If client installs their equipment before the 15th of the month they are responsible for a full months fee if they install on the 15th of the month or after they will be responsible for 50% of the space rental and a full month's fee for all other services.

18.  Cross connect fees are as follows : Pots Line - $20./month
                                         ISDN Line - $30./month
                                         T-1 Circuit - $80./month
                                         T-3 Circuit - $200./month

22.  Attachments A, B, C and D are part of this agreement.

COLOSPACE, INC.                         SOUNDBITE COMMUNICATIONS


/s/ WAYNE SAWCHUK                       /s/ Neil Silverman
-------------------------------------   ----------------------------------------
WAYNE SAWCHUK                           Name: Neil Silverman
President                               Title: Operations Manager

10/9/04                                 7/21/04
Date                                    Date


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                                  ATTACHMENT A
                            CREDIT CARD AUTHORIZATION

I, _____________________________ explicitly authorize ColoSpace, Inc. to bill my credit card, information listed below, for recurring or one-time fees as applicable. Such charges will only be in association and compliance with the terms and services outlined in this contract and its attachments.

Credit cards are processed on the first business day of each month.

Credit Card Number:           __________________________________________________

Card Type:                    __________________________________________________
(MC, Visa, Discover, Amex)

Expiration Date:              __________________________________________________

Name as Appears on Card:      __________________________________________________

Mailing Address:              __________________________________________________
(Where the bill is sent)      __________________________________________________
                              __________________________________________________


-------------------------------------   ----------------------------------------
Signature                               Date

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                                  ATTACHMENT B

COLOSPACE, INC. PROVIDES THE FOLLOWING SERVICES AS PART OF THIS CONTRACT:

DATA CENTER SPACE:

License to use data center space, either rack space, cabinet or a private caged area. The space will include all required electricity, IP addresses and DNS service for the customer. All of the above is included in the monthly data center charges.

SERVICE LEVEL AGREEMENT (SLA):

ColoSpace, Inc. will provide the required amount of bandwidth on a shared 45 Mbps Internet feed for the monthly bandwidth charges. ColoSpace, Inc. guarantees 100% availability to the Internet. If packet loss over our chosen routes reaches 100% during any hour over a one-month period all eligible ColoSpace, Inc. customers will receive a credit equal to one day of their monthly bandwidth charges on their monthly bill. Network availability to the Internet will be calculated by averaging measurements between points located in various represented geographies by ColoSpace, Inc. during a one-month period.

RENTAL OF THE DATA CENTER SPACE INCLUDES THE FOLLOWING:

POWER:

Our facility is served by a telco-grade power feed from the utility company and is protected from power surges. Our power supply has a diesel generator supporting the data center in the event of a power failure. Clients are responsible for their own UPS to cover the 20-30 seconds between power failure and full generator power. Both -48 volt DC and 110 volt AC power is available.

ENVIRONMENTAL CONTROLS:

Our data center has a fully redundant Leibert HVAC system - maintaining temperature and humidity to rigid standards. Systems are monitored 24x7.

FIRE DETECTION AND SUPPRESSION:

Our facility is equipped with electronic smoke and fire detectors monitored 24x7. Our facility is also equipped with a pre-action dry sprinkler system.

SECURITY AND ACCESS:

Physical security and access is provided by security guards on duty 8AM - 5PM Monday - Friday and by access keys and security badges nights and weekends. Proximity cards are used to limit access to authorized personnel. In addition, video cameras record activity 24x7.

NETWORK DESIGN AND BACKBONE:

ColoSpace, Inc. utilizes InterNAP connectivity from our facility in Somerville, MA. Six tier-one providers have fiber installed into the facility, connecting their networks. A list of the providers is supplied for reference:

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     Cable and Wireless   Sprint
     Genuity              Verio
     Global Crossing      WorldCom/UUNet

FIBER CARRIERS WITHIN THE MANCHESTER DATA CENTER:

     Verizon: OC-48
     MCI/Worldcom: OC-24

SERVICE LEVEL AGREEMENT (SLA):

ColoSpace, Inc. guarantees 100% availability to the Internet. If packet loss over our chosen routes reaches 100% during any hour over a one-month period all eligible ColoSpace, Inc. customers will receive a credit equal to one day of their monthly bandwidth charges on their monthly bill. Network availability to the Internet will be calculated by averaging measurements between points located in various represented geographies by ColoSpace, Inc. during a one-month period.


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ATTACHMENT C
SERVICE AND PRICING SCHEDULE

                                 COLOSPACE, INC.
                         DATA CENTER SPACE AND BANDWIDTH
                            SOUNDBITE COMMUNICATIONS
                                 JUNE 30, 2004

COLOCATION SPACE RENTAL:                            $1,500.00        $2,100.00
70 Sq/ft private cage of data center space in our                ($30.00 per sq/ft)
carrier-grade data center environment in
Manchester, NH. In addition, this item includes
24x7 secure access and 3-20 Amp outlets. Includes
the purchase of 2 white broadwing cabinets that
are currently at the Manchester facility, a
$1,200.00 value.

1 Additional 20 Amp outlet                           $250.00          $150.00

BANDWIDTH:                                             -0-            $600.00
1Mbps of dedicated bandwidth. This item includes
IP addresses and DNS if required. Bandwidth is
delivered on redundant burstable 45 Mbps
connections. Bandwidth is guaranteed to have 100%
uptime.

Additional bandwidth is $600 per meg in 1 meg increments.

OTHER SERVICES:                                        -0-            $250.00
Cross Connect fees for private lines if                            (for up to 5
required:                                                         cross connects)

Pots Line - $20.00 per month
ISDN Line - $30.00 per month
T1 Circuit - $80.00 per month
T3 Circuit - $200.00 per month

Additional security badges - a one time fee of
$100 each
                                                   SET-UP FEES     MONTHLY COST
TOTAL                                               $1,750.00        $3,100.00


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SET-UP FEE COVERS THE FOLLOWING:

-    RACK OR CABINET INSTALLATION AND SET UP

-    INSTALLATION OF ELECTRICITY REQUITED

-    IP ADDRESSES

-    SWITCH SET UP

-    DOMAIN TRANSFER

-    EQUIPMENT SET UP AND CONFIGURATION

-    2 SECURITY ACCESS BADGES (ADDITIONAL BADGES COST $100 EACH)

-    TESTING AND TECHNICAL SERVICES DURING INSTALL

UPON CONTRACT SIGNING, SET UP FEE, FIRST MONTH AND LAST MONTH (SECURITY DEPOSIT) ARE DUE.


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Attachment D

                           COLOSPACE NEW CUSTOMER FORM

Company Name:        Sound Bite Communications, Inc.
Physical Address:    3 Burlington Woods Rd
                     Burlington, MA 01803
Phone:               781-273-3360
Fax:                 781-273-4755
Web Site:            www.soundbite.com
Customer Start Date: 11/15/04

Billing Address:     Same
                     ______________________

Billing Contact:     Terese Menard
Phone:               781-273-3360              Fax: ___________________________

PRIMARY TECHNICAL CONTACT:
Name:                Neil Silverman
Phone:               781-273-3360 x153
Cell Phone:          781-424-4503
Email Address:       nsilverman@soundbite.com
SSN/Dr. Lic#:        MADL S79582991
DOB:                 03-03-73
Access Badge #       ______________________

SECOND TECHNICAL CONTACT:
Name:                Christina Carkner
Phone:               781-273-3360 x134
Cell Phone:          781-789-0059
Email Address:       ccarkner@soundbite.com
SSN/Dr. Lic #:       MA S60449331
DOB:                 10-30-78
Access Badge #       ______________________

ColoSpace Use Only:
Acct #               ______________________    Location: ______________________
Renewal Date:        ______________________

Space:               ________________________________________________
Bandwidth:           ________________________________________________
Managed Services:    ________________________________________________
Other Charges:       ________________________________________________
Set up fee:          ________________________________________________
Total MRC:           ________________________________________________